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                                                                   EXHIBIT 10.25


April 22, 1999


Mark Kimball
6 Swallow Lane
North Oaks, MN  55127

Dear Mark:

Congratulations on acceptance of our offer for the position of Senior Vice President, General Counsel, Chief Administrative Officer and Secretary, reporting to me.

You will be joining Select Comfort Corporation on May 3, 1999. Your annual salary will be $175,000 and you will participate in the Management Incentive Plan. We are waiting for final approval on the 1999 plan; however, for the Senior Vice President level, the 1998 plan was targeted at 58% of base for on-plan performance with a maximum payout of 100% if certain established criteria were met. You will also be granted Incentive Stock Options in the amount of 100,000 shares vested monthly over a 36 month period of employment at an exercise price of the market price at start date.

Select Comfort is on the brink of an exciting and challenging era and I feel with your background and skills you will be able to provide a significant contribution to our company.

As an employee of Select Comfort, you will be eligible for our company benefits the first of the month following thirty days of employment. Our benefits include; medical, dental, flex account, life insurance, supplemental life insurance, short-term disability, long-term disability, travel accident insurance, Paid Time Off (PTO) and 401(k). You will receive 19 days of Paid Time Off annually. The details of your benefits package will be reviewed in new hire orientation.

It is our expectation, that upon your acceptance and start date with Select Comfort, you will sign our formal Confidentiality and Non-Compete Agreement. In the event your employment with Select Comfort is terminated without cause, we will commit to offer you a one year severance package.

I look forward to you joining the Select Comfort team. Please contact me at
(612)551-7007 with any questions.

Sincerely,



Daniel J. McAthie
President and CEO